SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                  Schedule 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            Springs Industries, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                      Class B Common Stock, $.25 par value
                      Class A Common Stock, $.25 par value
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                       851783 20 9 (Class B Common Stock)
                       851783 10 0 (Class A Common Stock)
                   ------------------------------------------
                                 (CUSIP Number)

                                Harry B. Emerson
                               The Springs Company
                             104 East Springs Street
                         Lancaster, South Carolina 29720
                                 (803) 286-3058
------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 19, 2001
                        --------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).



                        (Continued on following page(s))

                               Page 1 of 84 Pages

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 2 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Crandall C. Bowles
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
                    -----------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        135,600 Class B Shares
                         84,998 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        135,600 Class B Shares
                         84,998 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,600 Class B Shares
       84,998 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 3 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Frances A. Close
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        132,619 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        132,619 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      132,619 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 4 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Leroy S. Close
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         73,305 Class B Shares
                          7,727 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         73,305 Class B Shares
                          7,727 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       73,305 Class B Shares
        7,727 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 5 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Patricia Close
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2()                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                              0 Class B Shares
                         78,154 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                              0 Class B Shares
                         78,154 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 Class B Shares
       78,154 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [X]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 6 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Elliott S. Close
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                              0 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                              0 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [X]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 7 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Hugh W. Close, Jr.
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         82,364 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         82,364 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       82,364 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [X]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.8%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 8 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Derick S. Close
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         63,855 Class B Shares
                            609 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         63,855 Class B Shares
                            609 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,855 Class B Shares
          609 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [X]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.6%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 9 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Katherine A. Close
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         64,460 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         64,460 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       64,460 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [X]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.6%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 10 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Anne S. Close
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                              0 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                              0 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 11 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    James Bradley
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                              0 Class B Shares
                            100 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                              0 Class B Shares
                            100 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 Class B Shares
          100 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.0009%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 12 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    The Springs Company
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        1,953,929 Class B Shares
                           78,763 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        1,953,929 Class B Shares
                           78,763 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,953,929 Class B Shares
         78,763 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    16.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 13 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Kanawha Insurance Company
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(d)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Caroline
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        175,000 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        175,000 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      175,000 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    IC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 14 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 3-M
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                   South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        135,600 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        135,600 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      135,600 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 15 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. T-3
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         35,827 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         35,827 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       35,827 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.3%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 16 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 3-3
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        263,696 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        263,696 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,696 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 17 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-A-3
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         95,288 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         95,288 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       95,288 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 18 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-B-3
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        121,758 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        121,758 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,758 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 19 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-C-3
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         92,640 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         92,640 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,640 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 20 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 12-3
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                          7,250 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                          7,250 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,250 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.07%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 21 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 4-M
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        132,619 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        132,619 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      132,619 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 22 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. T-4
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         35,829 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         35,829 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       35,829 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.3%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 23 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 3-4
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        263,694 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        263,694 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,694 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 24 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-A-4
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         95,288 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         95,288 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       95,288 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 25 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-B-4
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        121,758 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        121,758 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,758 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 26 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-C-4
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         92,640 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         92,640 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,640 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 27 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 12-4
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                          7,250 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                          7,250 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,250 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 28 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 5-M
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         73,101 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         73,101 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       73,101 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 29 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. T-5
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         36,586 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         36,586 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       36,586 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.3%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 30 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 3-5
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        263,692 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        263,692 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,692 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 31 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-A-5
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         95,288 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         95,288 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       95,288 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 32 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-B-5
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        121,758 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        121,758 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,758 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 33 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-C-5
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         92,640 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         92,640 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,640 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 34 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 12-5
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                          7,250 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                          7,250 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,250 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.07%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 35 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 6-M
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                              0 Class B Shares
                         78,154 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                              0 Class B Shares
                         78,154 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            0 Class B Shares
       78,154 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 36 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. T-6
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         37,201 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         37,201 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       37,201 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.3%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 37 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 3-6
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        263,692 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        263,692 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,692 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 38 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-A-6
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                     -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         95,288 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         95,288 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       95,288 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 39 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-B-6
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        121,756 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        121,756 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,756 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 40 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-C-6
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         92,642 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         92,642 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,642 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 41 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 12-6
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                          7,250 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                          7,250 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,250 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.07%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 42 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. T-7
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         24,591 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         24,591 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       24,591 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 43 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 3-7
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        263,692 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        263,692 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,692 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 44 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-A-7
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         95,288 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         95,288 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       95,288 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 45 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-B-7
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        121,756 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        121,756 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,756 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 46 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-C-7
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         92,642 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         92,642 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,642 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 47 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 12-7
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                          7,250 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                          7,250 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,250 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.07%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 48 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 8-M
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         82,364 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         82,364 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       82,364 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.8%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 49 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. T-8
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         61,604 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         61,604 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       61,604 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.6%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 50 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 3-8
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        263,694 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        263,694 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,694 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 51 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-A-8
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         95,288 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         95,288 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       95,288 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 52 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-B-8
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        121,756 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        121,756 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,756 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 53 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-C-8
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         92,642 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         92,642 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,642 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 54 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 12-8
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                          7,250 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                          7,250 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,250 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.07%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 55 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 9-M
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         63,855 Class B Shares
                            609 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         63,855 Class B Shares
                            609 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       63,855 Class B Shares
          609 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.6%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 56 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. T-9
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         72,527 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         72,527 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       72,527 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 57 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 3-9
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        263,696 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        263,696 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      263,696 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.4%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 58 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-A-9
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         95,288 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         95,288 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       95,288 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 59 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-B-9
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        121,756 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        121,756 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,756 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 60 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-C-9
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         92,642 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         92,642 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,642 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 61 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 12-9
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                          7,250 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                          7,250 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,250 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.07%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 62 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 10-M
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         64,460 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         64,460 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       64,460 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.6%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 63 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 10-A
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         53,471 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         53,471 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       53,471 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.5%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 64 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 10-D
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        175,306 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        175,306 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      175,306 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.6%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 65 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 10-E
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        105,874 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        105,874 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      105,874 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.0%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 66 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-A-10
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         95,288 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         95,288 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       95,288 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 67 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-B-10
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                        121,756 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                        121,756 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      121,756 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.1%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 68 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 11-C-10
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                         92,640 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                         92,640 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       92,640 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.9%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                               -----------------------
CUSIP NO. 851783 20 9                  13D                 Page 69 of 84 Pages
          851783 10 0
-------------------------                               -----------------------
-------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Trust No. 12-10
-------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [X]
                                                                      (b) [ ]
-------------------------------------------------------------------------------
  3   SEC USE ONLY

-------------------------------------------------------------------------------
  4   SOURCE OF FUNDS*

                    OO
-------------------------------------------------------------------------------
  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                                    [ ]

-------------------------------------------------------------------------------
  6   CITIZENSHIP OR PLACE OF ORGANIZATION

                    South Carolina
-------------------------------------------------------------------------------
  NUMBER OF         7   SOLE VOTING POWER
   SHARES
                        0
                    -----------------------------------------------------------
 BENEFICIALLY       8   SHARED VOTING POWER
  OWNED BY
                          7,250 Class B Shares
                              0 Class A Shares
                    -----------------------------------------------------------
    EACH            9   SOLE DISPOSITIVE POWER
  REPORTING
                        0
                    -----------------------------------------------------------
 PERSON WITH        10  SHARED DISPOSITIVE POWER

                          7,250 Class B Shares
                              0 Class A Shares
-------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,250 Class B Shares
            0 Class A Shares
-------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                  [ ]

-------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.07%
-------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON*

                    OO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.     Security and Issuer.
------      -------------------

            The titles of the classes of equity securities to which this Statement relates are the Class B Common Stock, $.25 par value ("Class B Common Stock"), and the Class A Common Stock, $.25 par value ("Class A Common Stock," and together with the Class B Common Stock, "Common Stock"), of Springs Industries, Inc., a South Carolina corporation (the "Company"). The principal executive offices of the Company are located at 205 North White Street, Fort Mill, South Carolina 29716.

Item 2.     Identity and Background.
------      -----------------------

            This Statement is being filed by certain descendants of Leroy Springs, the Company's founder, including Crandall C. Bowles, Chairman and Chief Executive Officer of the Company, and Leroy S. Close, a director of the Company, certain trusts for the benefit of certain of such descendants and certain privately owned companies controlled by such descendants and trusts (collectively, the "Filing Group"). The members of the Filing Group are filing this Statement because they may be deemed to be a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the transaction described in Item 4 of this Statement. Except as expressly otherwise set forth in this Statement, each member of the Filing Group disclaims beneficial ownership of the shares of Common Stock beneficially owned by any other member of the Filing Group or any other person.

            The name, residence or business address, present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, and the citizenship of each member of the

Filing Group, is set forth in Appendix I hereto, which Appendix is incorporated herein by reference.

            The Springs Company serves as sole trustee of the trusts listed in Appendix I designated as 3-M, 4-M, 5-M, 6-M, 8-M, 9-M and 10-M. Such trusts are revocable trusts established by, and for the sole benefit of, Crandall C. Bowles, Frances A. Close, Leroy S. Close, Patricia Close, Hugh W. Close, Jr., Derick S. Close and Katherine A. Close, respectively. Each other trust listed in Appendix I has one or more trustees chosen from among the individual members of the Filing Group.

            During the last five years, none of the persons or entities listed in Appendix I (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

Item 3.     Source and Amount of Funds or Other Consideration.
------      -------------------------------------------------

            Shares of Class B Common Stock currently owned by members of the Filing Group were acquired in a 1988 recapitalization of the Company in exchange for shares that were previously acquired by means of gift, inheritance or other gratuitous transfer. Two members of the Filing Group, Crandall C. Bowles and Leroy S. Close, have acquired shares of Class A Common Stock through their service as an officer or director of the Company and through open-market purchases using personal funds.

            The funds needed to effect the Transaction (as defined in Item 4 of this Statement), including refinancing certain of the Company's outstanding indebtedness, are approximately $1,195 million. Of such amount, $225 million would be provided by Heartland Industrial Partners, L.P. ("Heartland") and its co-investors as new equity of the Company. The balance would be provided through a credit facility that the Company would arrange through a syndicate of commercial banks. A proposal for such a facility has been received from J.P. Morgan Chase & Co.

Item 4.     Purpose of the Transaction.
------      --------------------------

            On February 20, 2001, the Filing Group and Heartland submitted to the Company's Board of Directors a proposal (the "Proposal") to effect a recapitalization of the Company in which each share of Common Stock not owned by the Filing Group would be converted into the right to receive $44.00 in cash (the "Transaction"). Immediately following the Transaction, approximately 55% of the Company's common stock would be owned by the Filing Group, and approximately 45% of the Company's common stock would be owned by Heartland.

            The Filing Group believes that it is desirable to return the Company to private ownership at this time because it would better enable the Company and its management to respond to rapidly changing conditions in the home furnishings industry and to focus attention on the long-term interests of the Company.

            The Proposal would be effected through a merger of a newly organized corporation ("Newco") with and into the Company in which (i) each publicly held share of Class A Common Stock or Class B Common Stock would be converted into the right to receive $44.00 in cash, (ii) each share of Class B Common Stock owned by the Filing Group would be converted into one share of Class A Common Stock, (iii) each share of Class A Common Stock owned by the Filing Group would remain outstanding and (iv) each share of common stock of

Newco, all of which would be held by Heartland and its co-investors, would be converted into one share of Class A Common Stock.

            The Proposal is subject to various conditions, including the approval of the Company's Board of Directors, the obtaining of the financing pursuant to definitive financing agreements, the execution of a mutually satisfactory recapitalization agreement and the receipt of any necessary regulatory approvals.

            The members of the Filing Group intend, by the submission with Heartland of the Proposal to the Company's Board of Directors, to acquire the Company upon the terms and subject to the conditions set forth therein. The members of the Filing Group have no definite plans regarding the Common Stock in the event the Transaction cannot be completed upon the terms and conditions set forth in the Proposal and reserve their rights to take such other actions as they deem appropriate to achieve their objectives.

            The description of the Proposal herein is qualified in its entirety by reference to the text thereof which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Company's press release announcing receipt of the Proposal is attached hereto as Exhibit 99.2 and is incorporated herein by reference. A related press release by the Close family is attached hereto as
Exhibit 99.3 and is incorporated by reference.

            The members of the Filing Group have agreed with Heartland that, after completion of the Transaction, the board of directors of the Company will initially consist of six persons. Three of such persons will be chosen by the Filing Group and three will be chosen by Heartland. Crandall C. Bowles will continue to be the chief executive officer of the Company following the Transaction and will be one of the directors designated by the Filing Group. Any action by the board of directors will require the approval of a majority of the directors. In the event that the six directors are evenly divided with respect to a proposed action, Mrs. Bowles (so long as she is the chief executive officer) will be entitled to cast a tie-breaking vote; provided, however, that in the event of certain specified significant actions ("Specified Matters"), such as the issuance of equity securities, significant purchases or sales of assets and incurrence of debt above certain limits, no tie-breaking vote will be permitted.

            In the event that Mrs. Bowles ceases to be the chief executive officer, a new chief executive officer will be appointed who is acceptable to both the Filing Group and to Heartland, and the board of directors will be enlarged to include the chief executive officer as a seventh director. However, any Specified Matter will still require the separate approval of the directors designated by the Filing Group and the directors designated by Heartland.

            These governance arrangements will be included in a shareholders' agreement (the "Shareholders' Agreement") that the Filing Group and Heartland intend to enter into in connection with the Transaction. The rights of the Filing Group and Heartland to appoint directors are subject to reduction if either the Filing Group or Heartland disposes of shares of Common Stock after the Transaction in excess of certain limitations.

            The Shareholders' Agreement will also contain provisions that (i) prohibit the transfer of shares of Common Stock by the Filing Group or Heartland except to certain permitted transferees, (ii) allow either the Filing Group or Heartland to require the Company to register shares of Common Stock owned by the Filing Group or Heartland, respectively, under the Securities Act of 1933 for public sale after the third anniversary of the Transaction and (iii) allow either the Filing Group or Heartland, after the fifth anniversary of the Transaction and assuming that certain other conditions are met, to initiate a transaction that allows for the realization of the value of its investment in the Company by means of a purchase by the Filing Group or Heartland of the other's equity in the Company, a recapitalization of the Company or the sale of the Company to a third party.

            Other than as described in this Statement, the members of the Filing Group have no plans or proposals which would result in any of the consequences listed in paragraphs (a)-(j) of Item 4 of Schedule 13D.

Item 5.     Interest in Securities of the Issuer.
------      ------------------------------------

            According to the Company's Report on Form 10-Q for the period ended September 30, 2000, as of November 8, 2000, there were issued and outstanding 7,154,763 shares of Class B Common Stock and 10,776,497 shares of Class A Common Stock. The members of the Filing Group beneficially own an aggregate of 7,149,291 shares of Class B Common Stock and 171,588 shares of Class A Common Stock, representing approximately 99.9% of the shares of Class B Common Stock and 1.6% of the Class A Common Stock outstanding as of November 8, 2000. Of the 171,588 shares of Class A Common Stock beneficially owned by the Filing Group, 68,500 shares are beneficially owned by Crandall C. Bowles as a result of options to purchase shares of Class A Common Stock that are currently exercisable. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Information with respect to the beneficial ownership of Common Stock as of the date of this Statement by each of the members of the Filing Group is set forth below.

            By virtue of the Participation Agreement (as defined in Item 6 of this Statement), each member of the Filing Group shares voting power and dispositive power with each other member of the Filing Group with respect to the shares of Common Stock beneficially owned by the members of the Filing Group. Set forth below is a table indicating, for each member of the Filing Group, the number of shares of Common Stock of which such member is the holder of record or, in the case of members who are individuals, of which such member could exercise control by revoking a revocable trust for the benefit of such member or by exercising options to purchase shares.


Member of Filing Group                  Class B Shares            Class A Shares
--------------------------------------------------------------------------------
Crandall C. Bowles                            135,600*                   84,998+
Frances A. Close                              132,619*                         0
Leroy S. Close                                 73,305*                     7,727
Patricia Close                                       0                   78,154*
Elliott S. Close                                     0                         0
Hugh W. Close, Jr.                             82,364*                         0
Derick S. Close                                63,855*                      609*
Katherine A. Close                             64,460*                         0
Anne S. Close                                        0                         0
James Bradley                                        0                       100
The Springs Company                         1,953,929*                   78,763*
Kanawha Insurance Company                      175,000                         0
Trust No. 3-M                                  135,600                         0
Trust No. T-3                                   35,827                         0
Trust No. 3-3                                  263,696                         0
Trust No. 11-A-3                                95,288                         0
Trust No. 11-B-3                               121,758                         0
Trust No. 11-C-3                                92,640                         0
Trust No. 12-3                                   7,250                         0
Trust No. 4-M                                  132,619                         0
Trust No. T-4                                   35,829                         0
Trust No. 3-4                                  263,694                         0
Trust No. 11-A-4                                95,288                         0
Trust No. 11-B-4                               121,758                         0
Trust No. 11-C-4                                92,640                         0
Trust No. 12-4                                   7,250                         0
Trust No. 5-M                                   73,101                         0
Trust No. T-5                                   36,586                         0
Trust No. 3-5                                  263,692                         0

----------------------
* Includes shares held under revocable, guarantor management trust accounts.
+ Includes shares beneficially owned as a result of options to purchase shares that are currently exercisable.

Member of Filing Group                  Class B Shares            Class A Shares
--------------------------------------------------------------------------------
Trust No. 11-A-5                                95,288                         0
Trust No. 11-B-5                               121,758                         0
Trust No. 11-C-5                                92,640                         0
Trust No. 12-5                                   7,250                         0
Trust No. 6-M                                        0                    78,154
Trust No. T-6                                   37,201                         0
Trust No. 3-6                                  263,692                         0
Trust No. 11-A-6                                95,288                         0
Trust No. 11-B-6                               121,756                         0
Trust No. 11-C-6                                92,642                         0
Trust No. 12-6                                   7,250                         0
Trust No. T-7                                   24,591                         0
Trust No. 3-7                                  263,692                         0
Trust No. 11-A-7                                95,288                         0
Trust No. 11-B-7                               121,756                         0
Trust No. 11-C-7                                92,642                         0
Trust No. 12-7                                   7,250                         0
Trust No. 8-M                                   82,364                         0
Trust No. T-8                                   61,604                         0
Trust No. 3-8                                  263,694                         0
Trust No. 11-A-8                                95,288                         0
Trust No. 11-B-8                               121,756                         0
Trust No. 11-C-8                                92,642                         0
Trust No. 12-8                                   7,250                         0
Trust No. 9-M                                   63,855                       609
Trust No. T-9                                   72,527                         0
Trust No. 3-9                                  263,696                         0
Trust No. 11-A-9                                95,288                         0
Trust No. 11-B-9                               121,756                         0
Trust No. 11-C-9                                92,642                         0
Trust No. 12-9                                   7,250                         0
Trust No. 10-M                                  64,460                         0
Trust No. 10-A                                  53,471                         0
Trust No. 10-D                                 175,306                         0
Trust No. 10-E                                 105,874                         0
Trust No. 11-A-10                               95,288                         0
Trust No. 11-B-10                              121,756                         0

Member of Filing Group                  Class B Shares            Class A Shares
--------------------------------------------------------------------------------
Trust No. 11-C-10                               92,640                         0
Trust No. 12-10                                  7,250                         0

            There have been no transactions in shares of Common Stock by any member of the Filing Group within the past 60 days.

            In accordance with Exchange Act Rule 13d-3(d)(1), the percent of class for each member of the Filing Group was calculated for purposes of the cover pages to this Statement by assuming that all currently exercisable options to purchase shares of Class A Common Stock of such member, but no other members of the Filing Group, were exercised and all shares of Class B Common Stock held by such member, but no other members of the Filing Group, were converted into shares of Class A Common Stock.

Item 6.     Contracts, Arrangements, Understandings or Relationships with
------      Respect to Securities of the Issuer.
            -------------------------------------------------------------

            The members of the Filing Group have entered into an agreement (the "Participation Agreement") pursuant to which such members have agreed (i) not to dispose of any shares of Common Stock except by intra-family gift or bequest,
(ii) to vote in favor of the Transaction and any other matter presented to the Company's shareholders during the term of the Participation Agreement that would facilitate the completion of the Transaction, (iii) to cooperate fully with Newco in connection with the Proposal and the Merger and not to solicit or vote in favor of any proposal from any other party regarding a business combination with the Company and (iv) to cooperate in the filing of this Statement. Notwithstanding the foregoing, the Participation Agreement permits members of the Filing Group to sell up to a number of shares of Common Stock obtained by dividing $50 million by the price per share of Common Stock to be received by public shareholders in the Transaction. The Participation Agreement terminates upon the earlier of August 15, 2001 and the date on which the Filing Group agrees in writing with Heartland to end their efforts to effect the Transaction.

            The preceding summary of the Participation Agreement is qualified in its entirety by reference to the Participation Agreement itself, which is attached hereto as Exhibit 99.4 and incorporated herein by reference.

            Except for the contracts, arrangements, understandings and relationships described in this Statement, no member of the Filing Group is a party to any contracts, arrangements, understandings or relationships with respect to any securities of the Company, including but not limited to the transfer or voting of any of the securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.     Material to be Filed as Exhibits.
------      --------------------------------

            Exhibit 99.1 Proposal letter dated February 20, 2001 from ------------ Crandall C. Bowles and Heartland to the Board of
                          Directors of the Company.

            Exhibit 99.2 Press release issued by the Company on February 20, ------------ 2001.

            Exhibit 99.3 Press release issued by the Close family on February ------------ 20, 2001.

            Exhibit 99.4  Participation Agreement dated February 19, 2001.
            ------------

            Exhibit 99.5 Powers of attorney (included in paragraph 5 of ------------ Exhibit 99.4).

APPENDIX I


                                  Filing Group
                                  ------------


            The name, residence or business address and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is conducted, of each member of the Filing Group is set forth below. Except as otherwise indicated, the business address of each such person is c/o The Springs Company, 104 East Springs Street, Lancaster, South Carolina 29720. Each individual listed below is a citizen of the United States, and each corporation or trust listed below is organized under the laws of South Carolina.

Name and Residence                              Present Principal
or Business Address                          Occupation or Employment
--------------------                         ------------------------
Crandall C. Bowles                           Chairman and Chief Executive
  Springs Industries, Inc.                    Officer of the Company
  205 North White Street
  Fort Mill, SC  29715

Frances A. Close                             Private investor and philanthropist

Leroy S. Close                               Executive with Sandlapper Fabrics,
                                              Inc., a textile company, and a
                                              director of the Company

Patricia Close                               Social investor and philanthropist

Elliott S. Close                             Real estate developer

Hugh W. Close, Jr.                           President, The Springs Foundation
                                              Inc.

Derick S. Close                              President-Retail and Specialty
  Springs Industries, Inc.                    Fabrics of the Company
  205 North White Street
  Fort Mill, SC  29715

Name and Residence                              Present Principal
or Business Address                          Occupation or Employment
--------------------                         ------------------------
Katherine A. Close                           Physician

Anne S. Close                                Private investor and philanthropist

James Bradley                                Consultant to, and former president
                                              of, The Springs Company

The Springs Company
  104 East Springs Street
  Lancaster, SC 29720
  (Management company for
  Close family investments)

Kanawha Insurance Company
  210 South White Street
  Lancaster, SC 29720
  (Life, accident and health insurance)

Trust No. 3-M
Trust No. T-3
Trust No. 3-3
Trust No. 11-A-3
Trust No. 11-B-3
Trust No. 11-C-3
Trust No. 12-3
Trust No. 4-M
Trust No. T-4
Trust No. 3-4
Trust No. 11-A-4
Trust No. 11-B-4
Trust No. 11-C-4
Trust No. 12-4
Trust No. 5-M
Trust No. T-5
Trust No. 3-5
Trust No. 11-A-5
Trust No. 11-B-5

Name and Residence                              Present Principal
or Business Address                          Occupation or Employment
--------------------                         ------------------------
Trust No. 11-C-5
Trust No. 12-5
Trust No. 6-M
Trust No. T-6
Trust No. 3-6
Trust No. 11-A-6
Trust No. 11-B-6
Trust No. 11-C-6
Trust No. 12-6
Trust No. T-7
Trust No. 3-7
Trust No. 11-A-7
Trust No. 11-B-7
Trust No. 11-C-7
Trust No. 12-7
Trust No. 8-M
Trust No. T-8
Trust No. 3-8
Trust No. 11-A-8
Trust No. 11-B-8
Trust No. 11-C-8
Trust No. 12-8
Trust No. 9-M
Trust No. T-9
Trust No. 3-9
Trust No. 11-A-9
Trust No. 11-B-9
Trust No. 11-C-9
Trust No. 12-9
Trust No. 10-M
Trust No. 10-A
Trust No. 10-D
Trust No. 10-E
Trust No. 11-A-10
Trust No. 11-B-10
Trust No. 11-C-10

Name and Residence                              Present Principal
or Business Address                          Occupation or Employment
--------------------                         ------------------------
Trust No. 12-10

                                    SIGNATURE
                                    ---------


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 27, 2001

Crandall C. Bowles*                              Trust No. T-6*
Frances A. Close*                                Trust No. 3-6*
Leroy S. Close*                                  Trust No. 11-A-6*
Patricia Close*                                  Trust No. 11-B-6*
Elliott S. Close*                                Trust No. 11-C-6*
Hugh W. Close, Jr.*                              Trust No. 12-6*
Derick S. Close*                                 Trust No. T-7*
Katherine A. Close*                              Trust No. 3-7*
Anne S. Close*                                   Trust No. 11-A-7*
James Bradley*                                   Trust No. 11-B-7*
The Springs Company*                             Trust No. 11-C-7*
Kanawha Insurance Company*                       Trust No. 12-7*
Trust No. 3-M*                                   Trust No. 8-M*
Trust No. T-3*                                   Trust No. T-8*
Trust No. 3-3*                                   Trust No. 3-8*
Trust No. 11-A-3*                                Trust No. 11-A-8*
Trust No. 11-B-3*                                Trust No. 11-B-8*
Trust No. 11-C-3*                                Trust No. 11-C-8*
Trust No. 12-3*                                  Trust No. 12-8*
Trust No. 4-M*                                   Trust No. 9-M*
Trust No. T-4*                                   Trust No. T-9*
Trust No. 3-4*                                   Trust No. 3-9*
Trust No. 11-A-4*                                Trust No. 11-A-9*
Trust No. 11-B-4*                                Trust No. 11-B-9*
Trust No. 11-C-4*                                Trust No. 11-C-9*
Trust No. 12-4*                                  Trust No. 12-9*
Trust No. 5-M*                                   Trust No. 10-M*
Trust No. T-5*                                   Trust No. 10-A*
Trust No. 3-5*                                   Trust No. 10-D*
Trust No. 11-A-5*                                Trust No. 10-E*
Trust No. 11-B-5*                                Trust No. 11-A-10*
Trust No. 11-C-5*                                Trust No. 11-B-10*
Trust No. 12-5*                                  Trust No. 11-C-10*
Trust No. 6-M*                                   Trust No. 12-10*

                                                 *By: /s/Harry B. Emerson
                                                      ---------------------
                                                      Name: Harry B. Emerson
                                                      Attorney-in-fact